Riviera Holdings Corporation
                    2901 Las Vegas Boulevard South
                          Las Vegas, NV 89109
                  Investor Relations: (800) 362-1460
                          TRADED: AMEX - RIV
                          www.theriviera.com






FOR FURTHER INFORMATION:

AT THE COMPANY:                                INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                 Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                           (208) 241-3704 Voice
(702) 794-9442 Fax                             (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                  Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:

                  RIVIERA REPORTS FOURTH QUARTER 2001 RESULTS

         LAS VEGAS, NV - February 12, 2002 -- Riviera Holdings Corporation (AMEX: RIV) today reported financial results for the fourth quarter of 2001. Net revenues for the quarter were $44.0 million, down from net revenues of $49.5 million in the fourth quarter of 2000. Income from operations for the quarter was $2.2 million down $1.3 million from the fourth quarter of 2000. EBITDA (Earnings Before Interest, Income Taxes, Depreciation, Amortization, pre-opening expenses, and other income and expense, net) for the quarter was $6.5 million down $1.6 million from the fourth quarter of 2000. The net loss was ($3.2) million or ($0.92) per share compared to a net loss of ($2.0) million or ($0.53) per share in the fourth quarter of 2000.

For the year ended December 31, 2001, net revenues were $202.0 million, comparable to net revenues of $201.5 million in 2000. Income from operations for the year ended December 31, 2001 was $17.0 million compared to $16.9 million for 2000. Income from operations at Riviera Black Hawk for 2001 was $9 million and exceeded Riviera Las Vegas by $1.0 million. EBITDA for the year ended December 31, 2001 was $34.2 million, down $1.7 million or 4.8 percent compared to EBITDA of $35.9 million for 2000. The net loss increased from ($4.2) million or ($1.05) per share in 2000 to ($6.4) million or ($1.79) per share in the year ended December 31, 2001.

Riviera Holdings Corporation had cash and short-term investments of $46.6 million, working capital of $21.3 million and shareholders' equity of $9.0 million at December 31, 2001.

Fourth Quarter 2001 Highlights

- Riviera Black Hawk contributed $3.7 million in EBITDA, an increase of $1.8 million from the fourth quarter of 2000
- The September 11 terrorist attacks, the slowing of the national economy and rising marketing costs resulted in a $3.4 million decrease in Riviera Las Vegas EBITDA
- Riviera Las Vegas occupancy decreased from 91.6 percent in the fourth quarter of 2000 to 78.4 percent in the fourth quarter of 2001
- Riviera Las Vegas ADR (Average Daily Rate) increased $1.11 to $64.00 during the fourth quarter
- Cash and short-term investments totaled $46.6 million at December 31, 2001
- Management explores other gaming venues to further expand revenue base

Riviera Las Vegas

Bob Vannucci, President of Riviera Las Vegas, said, "Net revenues in Las Vegas were down $8.5 million or 21.4 percent for the quarter across all departments. For the quarter, the average daily rate increased $1.11 to $64.00, however, occupancy decreased 13.2 percent to 78.4 percent. Slot machine coin-in or volume decreased 17 percent for the quarter and win decreased a corresponding 15.5 percent. Our margins in Las Vegas were pressured by the slow down in the economy even before the September 11 terrorist attack. We are spending more marketing dollars to increase demand and we believe we will have to continue to focus on our incentive programs through the rest of the year and into 2003.

"The booking window for most of our business segments is 60 to 120 days out. As a result, the period after September 11 resulted in significantly lower bookings for November and December 2001. Our customers arrive primarily by air, as our southern California base is less than 15 percent of our occupancy. Our primary focus before September 11 was on customers living in the eastern United States. We increased our gaming marketing expenditures to protect and to continue to grow our loyal slot customer base. We increased our room marketing efforts to concentrate on customers in the western United States, and we believe these efforts will be successful beginning in February 2002, based on the pace of advance bookings. Call volumes, booking patterns and occupancy began to normalize in mid January. We had an excellent Super Bowl and expect occupancy increases for February and March. Although we see recovery on the weekends, the midweek occupancy rates vary significantly from day to day primarily due to competitive pressures," said Mr. Vannucci.

Riviera Black Hawk

Ron Johnson, President of Riviera Black Hawk, said, "Fourth quarter 2001 revenues for Riviera Black Hawk were $12.6 million, $3.0 million higher than fourth quarter 2000 revenues. Since Riviera Black Hawk serves primarily a local market, the terrorist attacks of September 11 did not significantly affect our quarterly performance. Fourth quarter EBITDA was a record $3.7 million, up $1.8 million from last year's fourth quarter. EBITDA margin for the fourth quarter was 29.4 percent.

"Our share of the Black Hawk slot market has been increasing steadily from 9.7 percent for the 11 months the casino was open in 2000, to 11.4 percent for the 12 months of 2001. Gains in market share have also contributed to improvements in operating margins. EBITDA margins increased from 18.7 percent for the 11 months in 2000 to 25.9 percent in the 12 months ending December 31, 2001.

"Black Hawk Casino by Hyatt opened in December 2001 helping to increase the Black Hawk market gaming revenue by 17.2 percent over December 2000. The December increase was the largest monthly increase in 2001 over the previous year. Gaming revenue in December, historically one of the slowest months of the year, was the fifth highest in the Black Hawk market history. Riviera Black Hawk gaming revenue continued to grow in December 2001, up 11.9 percent over December 2000.

"We continue to refine our marketing efforts. We are attempting to strike a balance between player incentives, gaming product, food offerings and entertainment as our primary marketing programs. We are particularly impressed with the popularity of our remodeled buffet and the impact it is having on casino traffic and play," said Mr. Johnson.

William L. Westerman, Chairman of the Board and CEO, said, "The importance of diversifying our earnings base through our investment in Black Hawk was substantiated by 2001's results. Before the events of September 11th, the increase in Black Hawk's EBITDA was offsetting declines in Las Vegas attributable to the stagnant economy and competitive pressures. Black Hawk's increase in EBITDA of almost 100 percent ameliorated Las Vegas' precipitous drop in the fourth quarter.

"We continue to explore projects that would further diversify our holdings. We recently filed a proposal with Jefferson County, Missouri, seeking their endorsement for a casino/hotel development project to be located approximately 22 miles south of downtown St. Louis. If we gain the support of the Jefferson County Commission, we will file a formal application with the Missouri Gaming Commission. State gaming regulators have indicated, however, that the site selection process would not begin again until late summer or early fall of 2002.

"I personally want to commend Bob Vannucci and the Las Vegas team for their cost-cutting efforts in Las Vegas, which minimized the effect of the slump in revenues, especially in our most profitable departments. I regret that it was necessary to reduce our staff in response to the decline in business and look forward to bringing our laid off employees back to full time status," said Mr. Westerman.

Safe Harbor Statement:
The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 2000. Actual results may differ.

About Riviera Holdings:
Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.

                            --Tables Follow--

          Riviera Holdings Corporation
               Financial Summary
           Periods Ended December 31
       ($ in 000's except per share data)
                                               Fourth   Quarter                Year   Ended
                                              ----------------                ------------
                                             2001           2000           2001           2000
                                             ----           ----           ----           ----
  Net Revenues:
  Riviera Las Vegas                         $31,351        $39,898       $152,985       $166,037
  Riviera Black Hawk                         12,608          9,592         49,046         35,262
  Riviera Gaming Management                       -              -              -            232
    Total Net Revenues                       43,959         49,490        202,031        201,531

  Income (loss) from Operations:
  Riviera Las Vegas                           (138)          2,596          7,996         14,353
  Riviera Black Hawk                          2,371            921          8,976          2,438
  Riviera Gaming Management                       -              -            (1)             88
    Total Income from Operations              2,233          3,517         16,971         16,879

  EBITDA(1):
  Riviera Las Vegas                           2,833          6,234         21,493         29,243
  Riviera Black Hawk                          3,713          1,867         12,722          6,597
  Riviera Gaming Management                       -              -            (1)             88
    Total EBITDA                              6,546          8,101         34,214         35,928

  EBITDA Margin:
  Riviera Las Vegas                            9.0%          15.6%          14.0%          17.6%
  Riviera Black Hawk                          29.4%          19.5%          25.9%          18.7%
  Riviera Gaming Management                                                                37.9%
    Total EBITDA Margin                       14.9%          16.4%          16.9%          17.8%

  Net Loss                                 ($3,179)       ($1,981)       ($6,407)       ($4,215)
  Weighted average basic and diluted
    shares outstanding                        3,437          3,768          3,573          4,013
  Basic and diluted earnings per share      ($0.92)        ($0.53)        ($1.79)        ($1.05)

             Balance Sheet Summary
                  ($ in 000's)
                                                      Dec 31,        Dec 31,
                                                        2001           2000
  Cash and short term investments                     $46,606        $52,174
  Total current assets                                 55,470         65,663
  Property and equipment, net                         200,531        207,030
  Total assets                                        267,818        283,710
  Total current liabilities                            34,175         37,060
  Long-term debt, net of current portion              217,288        223,172
  Total shareholders' equity                            8,964         16,945

1 EBITDA consists of earnings before interest, income taxes, depreciation, amortization, preopening expenses, and Other, net. While EBITDA should not be construed as a substitute for operating income or a better indicator of Liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles (`GAAP"), it is included in herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements.
Although EBITDA is not necessarily a measure of the Company's ability to fund its cash needs, management believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA margin is EBITDA as a percent of net revenues. The Company's definition of EBITDA may not be comparable to other companies' definitions.

RIVIERA HOLDINGS CORPORATION
Condensed Consolidated Statements of Operations
                                                 Three Months Ended           Year Ended
                                                    December 31,             December 31,
                                              --------------------------------------------------
(In thousands, except per share  amounts)         2001        2000         2001        2000
                                              --------------------------------------------------

  Casino                                          $ 25,846     $ 26,352    $114,039    $107,692
  Rooms                                              9,797       11,405      44,255      43,820
  Food and beverage                                  7,032        7,078      31,256      30,756
  Entertainment                                      3,445        5,955      20,692      24,526
  Other                                              1,981        2,549       9,119      10,538
                                              ---------------------------------------------------
       Total                                        48,101       53,339     219,361     217,332
                                              --------------------------------------------------
   Less promotional allowances                       4,142        3,849      17,330      15,801
                                              ---------------------------------------------------
            Net revenues                            43,959       49,490     202,031     201,531
                                              --------------------------------------------------

COSTS AND EXPENSES:
  Direct costs and expenses of
     operating departments:
    Casino                                          14,275       14,472      62,845      57,647
    Rooms                                            5,191        5,739      23,339      23,364
    Food and beverage                                4,798        5,240      21,426      21,432
    Entertainment                                    2,589        4,643      14,900      18,959
    Other                                              648          730       3,068       3,146
  Other operating expenses:
  General and administrative                         9,912       10,565      42,239      41,055
  Preopening Expenses - Riviera Black Hawk               -            -           -       1,222
    Depreciation and amortization                    4,313        4,584      17,243      17,827
                                              --------------------------------------------------
            Total costs and expenses                41,726       45,973     185,060     184,652
                                              --------------------------------------------------
INCOME FROM OPERATIONS                               2,233        3,517      16,971      16,879
                                              --------------------------------------------------

OTHER INCOME (EXPENSE):
  Interest expense                                 (6,685)      (7,041)    (26,864)    (27,805)
  Interest income                                      212          508       1,274       2,429
  Interest capitalized                                   -            -                     616
  Other, net                                           (5)           21        (28)       1,171
                                              ---------------------------------------------------
            Total other income (expense)           (6,478)      (6,512)    (25,618)    (23,589)
                                              --------------------------------------------------

LOSS BEFORE BENEFIT FOR TAXES                      (4,245)      (2,995)     (8,647)     (6,710)
                                              --------------------------------------------------

BENEFIT FOR INCOME TAXES                           (1,066)      (1,014)     (2,240)     (2,495)
                                              --------------------------------------------------

NET LOSS                                       $  (3,179)  $  (1,981)   $  (6,407)  $  (4,215)
                                              ==================================================

LOSS PER SHARE DATA:
Loss per share, basic and diluted              $    (0.92) $    (0.53)  $    (1.79) $    (1.05)
                                              ==================================================
Weighted average common shares
  outstanding, basic and diluted                     3,437        3,768       3,573       4,013
                                              --------------------------------------------------
